Exhibit 1

ASX
Announcement

26 NOVEMBER 2019

WESTPAC BOARD ANNOUNCES CEO AND BOARD CHANGES

Westpac Group Chairman Lindsay Maxsted today announced a number of executive and Board changes in the wake of the AUSTRAC Statement of Claim.

Group Chief Executive Officer (CEO), Brian Hartzer will be stepping down as CEO with current Chief Financial Officer (CFO), Peter King taking over as acting CEO, effective Monday 2 December.

Current Chief Operating Officer, Gary Thursby will act as CFO.

In addition to the executive changes, Mr Maxsted also announced that long-standing Director, Ewen Crouch has decided he will not seek re-election at the upcoming Westpac AGM. Mr Maxsted has also confirmed he will bring forward his retirement as Chairman to the first half of 2020.

This will enable an incoming Chairman and the Board to oversee the appointment of a permanent CEO.

“The Board accepts the gravity of the issues raised by AUSTRAC,” Mr Maxsted said.

“As was appropriate, we sought feedback from all our stakeholders including shareholders and having done so it became clear that Board and management changes were in the best interest of the Bank.

“Peter King has been appointed Acting CEO until a global search process for a new CEO is completed.

“Peter has had a long and distinguished career at Westpac and has been the CFO since 2014. He is the right choice to provide stability and direction to the Bank and its people.

“He is an executive of exceptional integrity who is deeply respected by the market and the entire Westpac team.

“The Board has asked Peter to focus on two immediate priorities: to implement the Westpac Response Plan and to continue to execute the Group’s broader strategy.

“We are determined to urgently fix these issues and lift our standards to ensure our anti-money laundering and other financial crime prevention processes are industry leading.

“We are currently working through our response to the Statement of Claim and will shortly commence the independent review. The Board will continue to provide updates on these issues.”

Mr Maxsted thanked Mr Hartzer for his service.

“Brian leaves the Bank with a strong balance sheet, with each of our businesses number one or two in their markets.”

Mr Hartzer said: “As CEO I accept that I am ultimately accountable for everything that happens at the Bank. And it is clear that we have fallen well short of what the community expects of us, and we expect of ourselves.”

Mr Maxsted said he would also like to acknowledge and thank Ewen for his integrity and substantial contribution during his six and half years as a Director of Westpac.

“Ewen’s extensive legal experience and commercial knowledge has been invaluable to the Board.”

Peter King said: “I am honoured to be appointed to this role. I understand the responsibility of this position and the importance of Westpac both as an institution and Australia’s oldest bank. I am committed to helping address the current issues and restore the reputation of the bank.”

For further information:

David Lording	Andrew Bowden
Media Relations	Investor Relations
0419 683 411	0438 284 863

Exit Arrangement for Outgoing CEO

•    Mr Hartzer will step down from the role of Managing Director & CEO of Westpac effective 2 December 2019

•    Mr Hartzer has been given 12 months’ notice and will be paid his fixed remuneration of $2.686m over this period

•    Both Mr Hartzer’s unvested deferred Short-Term Variable Reward and unvested Long-Term Variable Reward will be forfeited

•    In addition to forgoing his FY19 Short-Term Variable Reward, Mr Hartzer will also not be eligible for Short-Term Variable Reward in FY20 or FY21

•    Westpac will not proceed to seek shareholder approval for the FY20 Long-Term Variable Reward outlined in the 2019 Notice of Meeting at the upcoming AGM

Arrangements for Acting CEO

1. Commencement Date and Term

Peter King will commence in the role as Acting Chief Executive Officer of Westpac Group on 2 December 2019.

Mr King will remain in the acting role until a permanent Chief Executive Officer is appointed, with a three month handover.

2. Remuneration

As Acting Chief Executive Officer, Mr King will be remunerated as follows:

•    Annual total fixed remuneration of $2,100,000

•    Annual Short Term Variable Reward at target of $2,100,000

•    Annual Long Term Incentive of $2,800,000 (face value), with any shares that are issued in respect of this award being purchased on market

All remuneration elements will be delivered in accordance with the terms set out in the 2019 Westpac Group Annual Report.

3. Other Terms and Conditions

All other key terms and conditions of Mr King’s employment as Acting Chief Executive Officer will remain in line with the disclosure provided in the 2019 Westpac Group Annual Report.